EXHIBIT 99.1

Press contact:	Financial contact:
Tim Powers	Stacey Fitzgerald
RSA Security Inc.	RSA Security Inc.
(781) 515-6212	(781) 515-6021
tpowers@rsasecurity.com	investor@rsasecurity.com

RSA Security Expects to Exceed
Fourth Quarter Revenue and EPS Guidance

Company Announces Date of Fourth-Quarter and Fiscal Year 2003
Financial Results Release, Conference Call and Webcast

BEDFORD, Mass., January 8, 2004 – RSA Security Inc. (NASDAQ: RSAS) today announced preliminary results for the fourth quarter of 2003. The Company had previously provided guidance for total revenue in the range of $63 million to $67 million and diluted earnings per share in the range of $0.04 to $0.07. RSA Security now expects to report:

•	Total revenue of $69 to $70 million

•	Diluted earnings per share of $0.09 to $0.10

“Demand for our products was strong throughout the quarter and increased during the month of December. As a result, we have additional backlog and increased deferred revenue, giving us good momentum heading into the first quarter of 2004, which is traditionally a seasonally slower quarter,” stated RSA Security President and Chief Executive Officer Art Coviello. “We are particularly pleased with our authentication product line which achieved another record quarter.”

Fourth Quarter Financial Results Conference Call

RSA Security Inc. will announce its fourth-quarter and fiscal year 2003 results and provide its financial guidance for the first quarter of 2004 after the U.S. financial markets close on Thursday, January 29, 2004. In conjunction with this announcement, RSA Security will host a conference call on January 29, 2004, at 4:30 p.m. (EST). To access this call, dial (800) 406-5356 or (913) 981-5572. A replay of this conference call will be available through midnight on Wednesday, February 4 at (888) 203-1112 or (719) 457-0820. Both live and replay numbers have a pass code of 727319.

In addition, a live webcast of this conference call will be available on the “Investor” page of the Company’s web site. A replay of this webcast will be available for approximately three months.

About RSA Security Inc.

With more than 13,000 customers around the globe, RSA Security provides interoperable solutions for establishing online identities, access rights and privileges for people, applications and devices. Built to work seamlessly and transparently in complex environments, the Company’s comprehensive portfolio of

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identity and access management solutions — including authentication, Web access management and developer solutions — is designed to allow customers to confidently exploit new technologies for competitive advantage. RSA Security’s strong reputation is built on its history of ingenuity and leadership, proven technologies and long-standing relationships with more than 1,000 technology partners. For more information, please visit www.rsasecurity.com.

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RSA and The Most Trusted Name in e-Security are either registered trademarks or trademarks of RSA Security Inc. in the United States and/or other countries. All other products and services mentioned are trademarks of their respective companies.

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